Exhibit 23.2
Consent of Independent Registered Public Accounting Firm —
Cacciamatta Accountancy Corporation
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post Effective Amendment No. 2 on Form S-3 to Form SB-2 No. 333-114776) and related Prospectus of Halozyme Therapeutics, Inc. for the registration of 3,118,375 shares of its common stock and to the incorporation by reference therein of our reports dated March 12, 2006, with respect to the consolidated financial statements of Halozyme Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Cacciamatta Accountancy Corporation

Santa Ana, California
September 19, 2008